Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS SECOND QUARTER RESULTS

Second Quarter highlights:

- Increased revenues, net income, Adjusted EBITDA and EBITDA Margin

- Stratosphere renovations on schedule and on budget

- Reiterating full year Adjusted EBITDA guidance

LAS VEGAS – August 8, 2018 – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden Entertainment” or the “Company”) today reported financial results for the second quarter ended June 30, 2018.

Blake L. Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “We are pleased with our second quarter results which saw revenue growth across both our casino and distributed gaming segments. Our strong financial performance was driven by our diversified portfolio, with particular strength from our Las Vegas Locals properties, our existing casino resort in Laughlin and our Rocky Gap property in Maryland. During the quarter, we were excited to begin our Phase I renovations to the Stratosphere, which we expect to be completed by year end.  We also look forward to expanding our casino portfolio with our pending acquisition of two Laughlin casino resorts from Marnell Gaming, which is expected to close in the first quarter of 2019.  This acquisition will allow us to benefit from operating synergies immediately after closing while increasing our presence in Southern Nevada, which we believe is one of the most attractive gaming markets in the country.”

The Company reported second-quarter revenues of $216.5 million, up from $109.9 million in the second quarter of 2017.  Net income for the second quarter of 2018 was $3.6 million or $0.13 per share, compared to net income of $1.7 million or $0.08 per share in the second quarter of 2017.  Adjusted EBITDA was $46.3 million for the second quarter compared to $15.0 million for the second quarter of 2017.

Adjusted EBITDA was up 13.6% and Adjusted EBITDA margin improved 230 basis points when compared to Combined Adjusted EBITDA and Combined Adjusted EBITDA margin for second quarter of 2017 including the results of American Casino & Entertainment Properties, LLC (“American”), which was acquired in October 2017.

Casinos

Casino segment revenues rose to $130.9 million in the second quarter of 2018 compared to $26.2 million in the second quarter of 2017. Including the results of American for the second quarter of 2017, Combined Revenues would have been $129.5 million.  Casino segment Adjusted EBITDA rose to $42.2 million compared to $6.9 million in the same quarter in 2017.  Adjusted EBITDA rose 10.3% when compared to the Combined Adjusted EBITDA of $38.2 million which includes the results of American for the second quarter of 2017.

For our Nevada Casinos, second quarter revenues were $112.9 million, slightly up from Combined Revenues for the segment in the prior year period on a same property basis, while Adjusted EBITDA of $36.5 million was up 8.4% from Combined Adjusted EBITDA for the segment in the prior year period.  This growth was primarily due to the effectiveness of our operational changes as well as particular strength from our Las Vegas Locals properties and our existing Laughlin resort.

Our Rocky Gap Resort in Maryland saw increases in revenue of 3.8% to $18.0 million for the quarter, while Adjusted EBITDA increased 24.2% to $5.7 million which was in part due to the property’s tax rate on slot revenue being reduced in July 2017.

Distributed Gaming

Distributed Gaming segment revenues increased to $85.4 million, up 2.1% from $83.6 million in the second quarter of 2017.  Adjusted EBITDA declined 4.7% to $12.8 million, from $13.5 million in the same period 2017.

In our Nevada distributed gaming business, total revenues during the second quarter were $69.5 million, a year-over-year increase of 1.7%.  Adjusted EBITDA of $10.6 million was down 5.7% compared to last year as our EBITDA growth in our wholly-owned tavern portfolio continued to be offset by weaker contribution from our chain store locations.

Our Montana distributed business generated revenues of $15.9 million in the second quarter, an increase of 4.2% compared to last year.  Adjusted EBITDA for the Montana distributed business was $2.2 million for the second quarter.

Stratosphere Renovations Update

Phase I of the Stratosphere renovations began in May, with the project proceeding on time to be completed by year end and on budget of approximately $32 million.  Phase I includes the renovation of 317 rooms, the installation of state-of-the-art exterior signage and lighting, as well as the addition of a unique gastro brewery connected to a newly renovated sports book.  We expect approximately 250 of these renovated rooms to be in service in September, with the balance completed in the fourth quarter.

When our Stratosphere renovations are complete, we will have remodeled 1,133 rooms, refreshed the interior and exterior of the property, provided guests with new premium food and beverage outlets and added attractive group meeting space.   Our total budget for the Stratosphere renovations remains at $140 million, and is expected to be completed by mid-2021.

Balance Sheet & Liquidity

As of June 30, 2018, the Company had cash and cash equivalents of approximately $140 million and total outstanding debt of approximately $1 billion. There were no outstanding borrowings under the Company’s $140 million revolving credit facility.  At the end of the second quarter, the Company’s net leverage ratio (total debt less cash to Adjusted EBITDA for the 12 months ended June 30, 2018) was 5.2x.

Full-Year 2018 Guidance

For the full year 2018, Golden Entertainment is maintaining its guidance for total Adjusted EBITDA to be $184 million to $190 million.  The Company continues to expect to end the year with a net leverage ratio below 4.75x.

Investor Conference Call and Webcast

The Company will host a webcast and conference call today, August 8, 2018 at 5:00 p.m. Eastern Time, to discuss the second quarter 2018 results. The conference call may be accessed live by dialing (844) 465-3054 or (480) 685-5227 for international callers and entering the passcode 2089229. A replay will be available beginning at 8:00 p.m. ET on August 8, 2018 and may be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the passcode is 2089229. The replay will be available until August 11, 2018. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. Forward-looking statements in this press release include, without limitation, statements regarding: the pending Laughlin acquisition and the expected timing of the closing thereof; the benefits of and realization of cost synergies from the American and Laughlin transactions; estimated future financial and operating results and future net leverage ratio; proposed future capital expenditures, investments and property improvements, including the Stratosphere redevelopment plan, and their associated timing, source of funding and cost; and the Company’s plans, strategic priorities, objectives, expectations, intentions, including with respect to its growth prospects and growth opportunities and potential acquisitions. Forward-looking statements are based on our current expectations and assumptions regarding the Company’s business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially include: the failure of our pending Laughlin acquisition to close as anticipated; the Company’s ability to realize the anticipated cost savings, synergies and other benefits of the American and Laughlin transactions and its other acquisitions, and integration risks relating to such transactions; changes in national, regional and local economic, political and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including the Company’s Chief Executive Officer, Chief Operating Officer and Chief Strategy and Financial Officer); the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions; the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and most recent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, Combined Revenues and Combined Adjusted EBITDA which measures the Company believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future. The Company believes Adjusted EBITDA and Combined Adjusted EBITDA provide useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of core operating results. Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. Other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company does.

Combined Revenues and Combined Adjusted EBITDA represent historical revenues, net income and Adjusted EBITDA of American (for periods prior to the American acquisition) and Golden on a combined basis, as if the American acquisition had occurred on the first day of the period presented. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentations; however, the Company has included these combined results because it believes they provide a meaningful comparison for the periods presented. All combined financial information is unaudited and does not include any pro forma adjustments to reflect the American acquisition and related transactions. The combined financial information has been prepared by the Company’s management for illustrative purposes only and does not purport to be indicative of what its results of operations, financial condition or other financial information would have been if the American acquisition and related transactions had occurred at the beginning of the period presented. In addition, the combined financial information does not reflect non-recurring charges incurred in connection with the American acquisition, nor any cost savings and synergies expected to result from the American acquisition (and associated costs to achieve such savings or synergies), nor any costs associated with severance, restructuring or integration activities resulting from the American acquisition.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA to net income (loss) are provided in the financial information tables below. Additionally, a reconciliation of Combined Revenues to revenues is provided in the financial information tables below.

The Company has not provided a reconciliation of its guidance for Adjusted EBITDA to net income since interest, depreciation, amortization, taxes and other adjustment items are not available without unreasonable efforts. The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, acquisition expenses, loss on disposal of property and equipment, share-based compensation expenses, preopening expenses, class action litigation expenses, executive severance, gain on change in fair value of derivative, and other gains and losses. Adjusted EBITDA for a particular segment or operation is Adjusted EBITDA before corporate overhead, which is not allocated to each segment or operation.

About Golden Entertainment, Inc.

Golden Entertainment, Inc. owns and operates gaming properties across two divisions – resort casino operations and distributed gaming. The Company operates approximately 16,000 gaming devices, 121 table games, 5,164 hotel rooms, and provides jobs for over 7,000 team members. Golden Entertainment owns eight resort casinos – seven in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden Entertainment operates slot machines at over 1,000 locations and owns nearly 60 traditional taverns in Nevada. The Company is licensed in Illinois to operate video gaming terminals. Golden Entertainment is focused on maximizing the value of its portfolio by leveraging its scale, leadership position and proven management capabilities across its two divisions. For more information, visit www.goldenent.com.

Contacts

Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Joseph Jaffoni, Richard Land, James Leahy
Chief Financial Officer	JCIR
702/893-7777	212/835-8500 or gden@jcir.com

Golden Entertainment, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017(1)	2018	2017(1)
Revenues
Gaming	$132,546	$89,257	$266,409	$175,436
Food and beverage	43,422	15,021	86,025	29,893
Rooms	27,568	1,920	53,633	3,408
Other	13,007	3,687	25,265	7,031
Total revenues	216,543	109,885	431,332	215,768
Expenses
Gaming	78,510	61,166	156,198	120,163
Food and beverage	35,351	13,163	68,943	26,176
Rooms	12,291	499	23,856	972
Other operating	3,655	3,518	7,651	6,794
Selling, general and administrative	43,986	18,913	88,379	36,895
Depreciation and amortization	22,854	7,408	48,091	13,960
Acquisition expenses	194	2,066	1,306	2,066
Preopening expenses	389	574	837	846
Loss on disposal of property and equipment	218	—	295	—
Total expenses	197,448	107,307	395,556	207,872
Operating income	19,095	2,578	35,776	7,896
Non-operating income (expense)
Interest expense, net	(16,066)	(2,000)	(30,809)	(3,683)
Change in fair value of derivative	1,462	—	4,673	—
Total non-operating expense, net	(14,604)	(2,000)	(26,136)	(3,683)
Income before income tax benefit (provision)	4,491	578	9,640	4,213
Income tax benefit (provision)	(897)	1,135	(2,116)	2,842
Net income	$3,594	$1,713	$7,524	$7,055

Weighted-average common shares outstanding
Basic	27,406	22,265	27,278	22,258
Dilutive impact of stock options and restricted stock units	2,258	1,023	2,250	799
Diluted	29,664	23,288	29,528	23,057
Net income per share
Basic	$0.13	$0.08	$0.28	$0.32
Diluted	$0.12	$0.07	$0.25	$0.31

___________________

(1)

Prior-period information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

Golden Entertainment, Inc.

Supplemental Combined Financial Information

(Unaudited, in thousands)

		Three Months Ended
	Three Months Ended	June 30, 2017
	June 30, 2018	Golden	American	Combined	% Change
Revenues
Nevada Casinos	$112,917	$8,833	$103,348	$112,181	0.7%
Maryland Casino	18,009	17,346	-	17,346	3.8%
Total Casinos	130,926	26,179	103,348	129,527	1.1%
Nevada Distributed Gaming	69,507	68,357	-	68,357	1.7%
Montana Distributed Gaming	15,890	15,253	-	15,253	4.2%
Total Distributed Gaming	85,397	83,610	-	83,610	2.1%
Corporate and other	220	96	29	125	76.0%
Total revenues	$216,543	$109,885	$103,377	$213,262	1.5%

Net income	$3,594	$1,713	$14,348	$16,061	(77.6%)
Adjustments to net income:
Depreciation and amortization	22,854	7,408	7,358	14,766	54.8%
Acquisition expenses	194	2,066	-	2,066	(90.6%)
Loss on disposal of property and equipment	218	-	-	-	100.0%
Share-based compensation	2,758	2,322	-	2,322	18.8%
Preopening expenses	389	574	-	574	(32.2%)
Class action litigation expenses	218	55	-	55	296.4%
Executive severance and sign-on bonuses	371	-	43	43	762.8%
Loss on extinguishment of debt	-	-	881	881	(100.0%)
Settlement expense	-	-	800	800	(100.0%)
Other, net	199	-	7	7	2742.9%
Interest expense, net	16,066	2,000	2,331	4,331	271.0%
Change in fair value of derivative	(1,462)	-	-	-	100.0%
Income tax (benefit) provision	897	(1,135)	-	(1,135)	(179.0%)
Adjusted EBITDA	$46,296	$15,003	$25,768	$40,771	13.6%

Adjusted EBITDA
Nevada Casinos	$36,524	$2,379	$31,302	$33,681	8.4%
Maryland Casino	5,658	4,555	-	4,555	24.2%
Total Casinos	42,182	6,934	31,302	38,236	10.3%
Nevada Distributed Gaming	10,638	11,277	-	11,277	(5.7%)
Montana Distributed Gaming	2,204	2,201	-	2,201	0.1%
Total Distributed Gaming	12,842	13,478	-	13,478	(4.7%)
Corporate and other	(8,728)	(5,409)	(5,534)	(10,943)	(20.2%)
Adjusted EBITDA	$46,296	$15,003	$25,768	$40,771	13.6%

Golden Entertainment, Inc.

Supplemental Combined Financial Information (continued)

(Unaudited, in thousands)

		Six Months Ended
	Six Months Ended	June 30, 2017
	June 30, 2018	Golden	American	Combined	% Change
Revenues
Nevada Casinos	$228,584	$17,926	$208,200	$226,126	1.1%
Maryland Casino	32,829	32,543	-	32,543	0.9%
Total Casinos	261,413	50,469	208,200	258,669	1.1%
Nevada Distributed Gaming	138,241	135,044	-	135,044	2.4%
Montana Distributed Gaming	31,317	30,080	-	30,080	4.1%
Total Distributed Gaming	169,558	165,124	-	165,124	2.7%
Corporate and other	361	175	65	240	50.4%
Total revenues	$431,332	$215,768	$208,265	$424,033	1.7%

Net income	$7,524	$7,055	$33,093	$40,148	(81.3%)
Adjustments to net income:
Depreciation and amortization	48,091	13,960	14,432	28,392	69.4%
Acquisition expenses	1,306	2,066	-	2,066	(36.8%)
Loss on disposal of property and equipment	295	-	-	-	100.0%
Share-based compensation	4,602	3,749	-	3,749	22.8%
Preopening expenses	837	846	-	846	(1.1%)
Class action litigation expenses	335	55	-	55	509.1%
Executive severance and sign-on bonuses	558	-	43	43	1197.7%
Loss on extinguishment of debt	-	-	881	881	(100.0%)
Settlement expense	-	-	800	800	(100.0%)
Other, net	390	-	7	7	5471.4%
Interest expense, net	30,809	3,683	4,983	8,666	255.5%
Change in fair value of derivative	(4,673)	-	-	-	100.0%
Income tax (benefit) provision	2,116	(2,842)	-	(2,842)	(174.5%)
Adjusted EBITDA	$92,190	$28,572	$54,239	$82,811	11.3%

Adjusted EBITDA
Nevada Casinos	$76,445	$5,270	$66,158	$71,428	7.0%
Maryland Casino	9,387	7,966	-	7,966	17.8%
Total Casinos	85,832	13,236	66,158	79,394	8.1%
Nevada Distributed Gaming	21,640	22,277	-	22,277	(2.9%)
Montana Distributed Gaming	4,209	4,307	-	4,307	(2.3%)
Total Distributed Gaming	25,849	26,584	-	26,584	(2.8%)
Corporate and other	(19,491)	(11,248)	(11,919)	(23,167)	(15.9%)
Adjusted EBITDA	$92,190	$28,572	$54,239	$82,811	11.3%

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended June 30, 2018
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Net income (loss)	$19,632	$4,604	$6,583	$969	$(28,194)	$3,594
Depreciation and amortization	16,364	1,048	3,745	1,234	463	22,854
Acquisition expenses	-	-	-	-	194	194
Loss on disposal of property and equipment	214	4	-	-	-	218
Share-based compensation	-	-	-	-	2,758	2,758
Preopening expenses	-	-	88	-	301	389
Class action litigation expenses	3	-	195	-	20	218
Executive severance	168	-	2	-	201	371
Other, net	120	-	-	-	79	199
Interest expense, net	23	2	25	1	16,015	16,066
Change in fair value of derivative	-	-	-	-	(1,462)	(1,462)
Income tax provision	-	-	-	-	897	897
Adjusted EBITDA	$36,524	$5,658	$10,638	$2,204	$(8,728)	$46,296

	Three Months Ended June 30, 2017
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Net income (loss)	$1,143	$3,809	$6,978	$880	$(11,097)	$1,713
Depreciation and amortization	1,281	744	3,700	1,242	441	7,408
Acquisition expenses	-	-	-	-	2,066	2,066
Share-based compensation	-	-	-	-	2,322	2,322
Preopening expenses	-	-	311	89	174	574
Class action litigation expenses	-	-	-	-	55	55
Interest expense, net	(45)	2	288	(10)	1,765	2,000
Income tax benefit	-	-	-	-	(1,135)	(1,135)
Adjusted EBITDA	$2,379	$4,555	$11,277	$2,201	$(5,409)	$15,003

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (continued)

(Unaudited, in thousands)

	Six Months Ended June 30, 2018
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Net income (loss)	$40,772	$7,305	$13,406	$1,594	$(55,553)	$7,524
Depreciation and amortization	34,973	2,074	7,525	2,602	917	48,091
Acquisition expenses	-	-	-	-	1,306	1,306
Loss on disposal of property and equipment	276	4	5	10	-	295
Share-based compensation	-	-	-	-	4,602	4,602
Preopening expenses	-	-	236	-	601	837
Class action litigation expenses	16	-	195	-	124	335
Executive severance	219	-	37	-	302	558
Other, net	144	-	167	-	79	390
Interest expense, net	45	4	69	3	30,688	30,809
Change in fair value of derivative	-	-	-	-	(4,673)	(4,673)
Income tax provision	-	-	-	-	2,116	2,116
Adjusted EBITDA	$76,445	$9,387	$21,640	$4,209	$(19,491)	$92,190

	Six Months Ended June 30, 2017
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Net income (loss)	$3,189	$6,490	$14,507	$1,572	$(18,703)	$7,055
Depreciation and amortization	2,125	1,471	7,045	2,531	788	13,960
Acquisition expenses	-	-	-	-	2,066	2,066
Share-based compensation	-	-	-	-	3,749	3,749
Preopening expenses	-	-	396	213	237	846
Class action litigation expenses	-	-	-	-	55	55
Interest expense, net	(44)	5	329	(9)	3,402	3,683
Income tax benefit	-	-	-	-	(2,842)	(2,842)
Adjusted EBITDA	$5,270	$7,966	$22,277	$4,307	$(11,248)	$28,572

Golden Entertainment, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2018	December 31, 2017(1)
ASSETS
Current assets
Cash and cash equivalents	$140,330	$90,579
Accounts receivable, net	13,297	14,692
Prepaid expenses	16,836	19,397
Inventories	6,867	5,594
Other	2,284	2,817
Total current assets	179,614	133,079
Property and equipment, net	884,493	895,241
Goodwill	158,134	158,134
Intangible assets, net	148,912	157,692
Deferred income taxes	7,680	7,787
Other assets	18,071	13,242
Total assets	$1,396,904	$1,365,175
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$9,038	$9,759
Accounts payable	21,364	19,470
Accrued taxes, other than income taxes	6,704	6,664
Accrued payroll and related	17,970	22,570
Accrued liabilities	20,447	20,373
Total current liabilities	75,523	78,836
Long-term debt, net	961,343	963,200
Other long-term obligations	3,251	3,226
Total liabilities	1,040,117	1,045,262
Shareholders' equity
Common stock, $.01 par value; authorized 100,000 shares; 27,430 and 26,413 common shares issued and outstanding, respectively	274	264
Additional paid-in capital	428,850	399,510
Accumulated deficit	(72,337)	(79,861)
Total shareholders' equity	356,787	319,913
Total liabilities and shareholders' equity	$1,396,904	$1,365,175

___________________

(1)

Prior-period information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

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